Ex.(d)(2)(ii)

                        NEUBERGER BERMAN MANAGEMENT INC.
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

        The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

        Neuberger Berman Century Fund
        Neuberger Berman Fasciano Fund
        Neuberger Berman Focus Fund
        Neuberger Berman Genesis Fund
        Neuberger Berman Guardian Fund
        Neuberger Berman International Fund
        Neuberger Berman Manhattan Fund
        Neuberger Berman Millennium Fund
        Neuberger Berman Partners Fund
        Neuberger Berman Regency Fund
        Neuberger Berman Socially Responsive Fund
        Neuberger Berman Technology Fund

                  Dated: March 23, 2001